THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008
                              TERM TRUST INC.

                      AMENDED ADMINISTRATION AGREEMENT



         ADMINISTRATION AGREEMENT, made as of the 29th day of January, 1993 between THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008 TERM TRUST INC., a Massachusetts business trust, (the "Trust"), and MIDDLESEX ADMINISTRATORS L.P., a Delaware limited partnership (the "Administrator").

                            W I T N E S S E T H:
                            - - - - - - - - - --

         WHEREAS, the Trust is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Trust has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth,

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The Trust hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

         2. Subject to the supervision of the Board of Directors and officers of the Trust, the Administrator shall provide facilities for meetings of the Board of Directors and shareholders of the Trust and office facilities and personnel to assist the officers of the Trust in the performance of the following services:

                  (a) Oversee the determination and publication of the Trust's net asset value in accordance with the Trust's policy as adopted from time to time by the Board of Trustees;

                  (b) Oversee the maintenance by State Street Bank and Trust Company of certain books and records of the Trust as required under Rule 31a-1(b) (4) of the Investment Company Act;

                  (c) Prepare or arrange for preparation for review, approval and execution by officers of the Trust the Trust's federal, state and local income tax returns, and any other required tax returns, as may be mutually agreed upon;

                  (d) Review the appropriateness of and arrange for payment of the Trust's expenses;

                  (e) Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                  (f) Prepare for review by an officer of the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

                  (g) Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust's investment adviser, custodian, counsel or auditors;

                  (h) Prepare such information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed;

                  (i) Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

                  (j) Make such reports and recommendations to the Board concerning the performance and fees of the Trust's custodian, transfer and dividend disbursing agent as the Board may reasonably request or deems appropriate;

                  (k) Oversee and review calculations of fees paid to the Administrator, the investment adviser and the custodian;

                  (l) Consult as necessary with the Trust's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust;

                  (m) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees;

                  (n) Assist the investment adviser in facilitating bank or other borrowings by the Trust;

                  (o) Prepare such information and reports as may be required by any banks from which the Trust borrows funds;

                  (p) Provide such assistance to the investment adviser, the custodian and the Trust's counsel and auditors as generally may be required to properly carry on the business and operations of the Trust;

                  (q) Respond to, or refer to the Trust's officers or transfer agent, shareholder inquiries relating to the Trust;

                  (r) Provide to Standard & Poor's Corporation ("S&P"), upon its request, corporate or financial information reasonably available to the Administrator to assist S&P in the rating of the Trust's common shares; and

                  (s) Assist in the preparation and filing of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 and
Section 30(f) of the Investment Company Act for the officers and directors of the Trust, except as otherwise requested by the Trust's investment adviser, such filings to be based on information provided by those persons and the Trust's investment adviser.

                  All services are to be furnished through the medium of any directors, officers or employees of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

                  Each party shall bear all its own expenses incurred in connection with this Agreement. Printing and dissemination expenses, such as those for reports to shareholders and proxy statements, shall be expenses of the Trust.

         3. The Trust will pay the Administrator a fee on the first business day of each calendar month for the previous month based on the Trust's average weekly net asset value computed at the per annum rate of
 .10% from the effective date of this Agreement until termination of the Trust pursuant to its Declaration of Trust.

         4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Trust's assets.

         5. (a) The Administrator shall not be liable to the Trust for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Trust shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by any reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Trust or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

                  (b) Such expenses shall be paid by the Trust in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Trust of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

                  (c) As used in this Paragraph 5, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby, and directors, officers, agents and employees of the Administrator and such affiliates.

                  (d) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel to the Trust, at the expense of the Trust, and with respect to the application of generally accepting accounting principles, apply for and obtain the advice and opinion of the Trust's accounting experts, at the expense of the Trust. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

         6. This Agreement shall become effective as of the date on which the Trust's Registration Statement on Form N-2 shall be declared effective by the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto.

         7. The services of the Administrator to the Trust hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

         8. During the term of this Agreement, the Trust agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof drafts and final copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Trust or the public that refer in any way to the Administrator. If the Administrator reasonably objects to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Trust will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Trust will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Trust shall timely furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Trust, its directors, officers, and service providers, as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         9. This Agreement may be amended by mutual written consent.

         10. Any notice of other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at P.O. Box 9011, Princeton, New Jersey 08543, Attention: Stephen M. M. Miller, (2) to the Trust at 345 Park Avenue, New York, New York 10154,
Attention: President.

         11. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Trust and Middlesex Administrators L.P. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

         12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.

         13. No shareholder of the Trust shall be subject to any personal liability whatsoever to any person in connection with the Trust property or the acts, obligations or affairs of the Trust. No Trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever to any person, other than the Trust or its shareholders, in connection with Trust property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such person; and all such persons shall look solely to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any shareholder, Trustee, officer, employee, or agent, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.

         14. This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           THE BLACKROCK FLORIDA INSURED MUNICIPAL
                           2008 TERM TRUST INC.

                           By_________________________________________
                           Title:_____________________________________



                           MIDDLESEX ADMINISTRATORS L.P.
                           By MIDDLESEX ADMINISTRATORS, INC.,
                           General Partner

                           By_________________________________________
                           Title:_____________________________________